Exhibit 99.1
January 22, 2009

IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces Year-End and Fourth Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the year and fourth quarter ended December 31, 2008.
    Net loss for the fourth quarter was $230 thousand, (unaudited), or $(.04) per share, compared to net income of $2.3 million (unaudited), or $.23 per share for the fourth quarter of 2007.
    Net income was $4.1 million, or $.39 per share for the year ended December 31, 2008, compared to net income of $11.1 million, or $1.10 per share for the year ended December 31, 2007.
    “Our decision to increase our loan loss reserve has resulted in our first negative quarter in the history of the company.  While we are disappointed by these short-term results, we are fortunate in that it could have been worse had we not avoided the pitfalls of originating sub-prime mortgages and investing in what has become significantly devalued mortgage backed securities and Freddie Mac or Fannie Mae stock.  Severn, along with the entire financial services industry, is experiencing the effects of a steep downturn in the mortgage market and overall economic turmoil,” said Alan J. Hyatt, President and Chief Executive Officer. “We feel strongly that increasing our loan loss reserve was the right thing to do, and remain optimistic about our future.  During the fourth quarter we did successfully complete our private placement offering of preferred stock and subordinated notes, and successfully completed a sale of preferred stock to the US Department of Treasury as part of its TARP Capital Purchase Program.  These transactions have enabled us to maintain a strong capital position.  We are optimistic about all of the opportunities for growth, and we are looking forward to putting our capital infusion to work making loans and helping to kick-start our local economy.  Severn continues to originate new loans and had over $150 million in loan originations in 2008."
With approximately $980 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.

Forward Looking Statements

In addition to the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties that may be affected by various factors that may cause actual results to differ materially from those in the forward-looking statements.  The forward-looking statements contained herein include, but are not limited to, those with respect to management’s determination of the amount of loan loss allowance; the effect of changes in interest rates; and statements about the economy.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will,” “would,” “could,” “should,” “guidance,” “potential,” “continue,” “project,” “forecast,” “confident,” and similar expressions are typically used to identify forward-looking statements.  The Company’s operations and actual results could differ significantly from those discussed in the forward-looking statements.  Some of the factors that could cause or contribute to such differences include, but are not limited to, changes in the economy and interest rates both in the nation and Company’s general market area, federal and state regulation, competition and other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including “Item 1A. Risk Factors” contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.